Exhibit 11.1

DEPARTMENT 56, INC.

COMPUTATION OF NET INCOME PER SHARE

(In thousands, except per share amounts)

	Quarter Ended October 2, 1999	Quarter Ended October 3, 1998
Basic:
Net Income	$14,959	$14,991

Weighted average number of common shares outstanding	16,944	18,295
Net Income per Common Share	$0.88	$0.82

Assuming Dilution:
Net Income	$14,959	$14,991

Weighted average number of common shares outstanding	16,944	18,295
The number of shares resulting from the assumed exercise of stock options reduced by the number of shares which could have been purchased with the proceeds from such exercise, using the average market price during the period	168	262

Weighted average number of common and common equivalent shares	17,112	18,557

Net Income per Common Share Assuming Dilution	$0.87	$0.81

Exhibit 11.1

DEPARTMENT 56, INC.

COMPUTATION OF NET INCOME PER SHARE

(In thousands, except per share amounts)

	39 Weeks Ended October 2, 1999	39 Weeks Ended October 3, 1998
Basic:
Net Income	$37,041	$39,601

Weighted average number of common shares outstanding	17,564	18,890
Net Income per Common Share	$2.11	$2.10

Assuming Dilution:
Net Income	$37,041	$39,601

Weighted average number of common shares outstanding	17,564	18,890
The number of shares resulting from the assumed exercise of stock options reduced by the number of shares which could have been purchased with the proceeds from such exercise, using the average market price during the period	207	294

Weighted average number of common and common equivalent shares	17,771	19,184

Net Income per Common Share Assuming Dilution	$2.08	$2.06